As filed with the Securities and Exchange Commission on June 26, 2012
Registration No. 333- 180388

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

THE AES CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	4991	54-1163725
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

	4300 Wilson Boulevard Arlington, Virginia 22203 (703) 522-1315
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

	Zafar Hasan, Esq. Assistant General Counsel The AES Corporation 4300 Wilson Boulevard Arlington, Virginia 22203 (703) 522-1315
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)
Copies to:
Richard D. Truesdell, Jr., Esq. Davis Polk & Wardwell LLP 450 Lexington Avenue New York, New York 10017 (212) 450-4000

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________________________________

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange  Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS (SUBJECT TO COMPLETION, DATED JUNE 26 , 2012)

The AES Corporation

Offer to Exchange

7.375% Senior Notes due 2021
for
New 7.375% Senior Notes due 2021

We are offering to exchange up to $1,000,000,000 of our new registered 7.375% Senior Notes due 2021 (the “new notes”) for up to $1,000,000,000 of our existing unregistered 7.375% Senior Notes due 2021 (the “old notes”).  The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and we will issue the new notes under the same indenture.

To exchange your old notes for new notes:

•	you are required to make the representations described on page 3 to us; and

•	you should read the section called “The Exchange Offer” on page 27 for further information on how to exchange your old notes for new notes.

The exchange offer will expire at midnight New York City time on               , 2012 unless it is extended.

See “Risk Factors” beginning on page 6 of this prospectus for a discussion of risk factors that should be considered by you prior to tendering your old notes in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

, 2012

Table of Contents

INCORPORATION BY REFERENCE	ii
SUMMARY	1
RISK FACTORS	6
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	10
USE OF PROCEEDS	13
RATIO OF EARNINGS TO FIXED CHARGES	14
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA	15
DESCRIPTION OF THE NOTES	16
THE EXCHANGE OFFER	27
MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER	35
PLAN OF DISTRIBUTION	35
VALIDITY OF SECURITIES	36
EXPERTS	36
WHERE YOU CAN FIND MORE INFORMATION	36

You should rely only on the information contained in this prospectus or any other information to which we have referred you. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus is accurate only as of the date on the front cover of this prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

This prospectus is based on information provided by us and by other sources that we believe are reliable. We cannot assure you that this information is accurate or complete. This prospectus summarizes certain documents and other information and we refer you to them for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our company and the terms of the offering and the notes, including the merits and risks involved.

We are not making any representation to any purchaser of the notes regarding the legality of an investment in the notes by such purchaser under any legal investment or similar laws or regulations. You should not consider any information in this prospectus to be legal, business or tax advice. You should consult your own attorney, business advisor and tax advisor for legal, business and tax advice regarding an investment in the notes.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

NOTICE TO NEW HAMPSHIRE RESIDENTS

NEITHER THE FACT THAT A REGISTRATION STATEMENT OR AN APPLICATION FOR A LICENSE HAS BEEN FILED UNDER CHAPTER 421-B OF THE NEW HAMPSHIRE REVISED STATUTES ANNOTATED, 1995, AS AMENDED, WITH THE STATE OF NEW HAMPSHIRE NOR THE FACT THAT A SECURITY IS EFFECTIVELY REGISTERED OR A PERSON IS LICENSED IN THE STATE OF NEW HAMPSHIRE CONSTITUTES A FINDING BY THE SECRETARY OF STATE OF NEW HAMPSHIRE THAT ANY DOCUMENT FILED UNDER RSA 421-B IS TRUE, COMPLETE AND NOT MISLEADING. NEITHER ANY SUCH FACT NOR THE FACT THAT AN EXEMPTION OR EXCEPTION IS AVAILABLE FOR A SECURITY OR A TRANSACTION MEANS THAT THE SECRETARY OF STATE HAS PASSED IN ANY WAY UPON THE MERITS OR QUALIFICATIONS OF, OR RECOMMENDED OR GAVE APPROVAL TO, ANY PERSON, SECURITY, OR TRANSACTION. IT IS UNLAWFUL TO MAKE, OR CAUSE TO BE MADE, TO ANY PROSPECTIVE PURCHASER, CUSTOMER, OR CLIENT ANY REPRESENTATION INCONSISTENT WITH THE PROVISIONS OF THIS PARAGRAPH.

i

INCORPORATION BY REFERENCE

We are “incorporating by reference” information filed with the SEC into this prospectus, which means that we are disclosing important information to you by referring you to those documents. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference into this prospectus the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the termination of this offering, and such documents form an integral part of this prospectus:

•
our Annual Report on Form 10-K for the fiscal year ended December 31, 2011 (the “Annual Report”), filed with the SEC on February 27, 2012 (including the information specifically incorporated by reference therein from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 1, 2012); and

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2012 (the “Quarterly Report”), filed with the SEC on May 3, 2012; and

•
our Current Report on Form 8-K/A filed with the SEC on February 1, 2012, our Current Report on Form 8-K/A filed with the SEC on March 28, 2012 and our Current Reports on Form 8-K filed with the SEC on April 20, April 30 and June 26 , 2012.

Unless specifically stated to the contrary, none of the information that we disclose under Items 2.02 or 7.01 of any Current Report on Form 8-K that we may from time to time furnish to the SEC or any other document or information deemed to have been furnished and not filed with the SEC will be incorporated by reference into, or otherwise included in, this prospectus.

Any statement contained in this prospectus or in a document (or part thereof) incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document (or part thereof) that is or is considered to be incorporated by reference in this prospectus modifies or supersedes that statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. Any statement so modified or superseded shall not be considered, except as so modified or superseded, to constitute any part of this prospectus.

You may obtain at no cost copies of each of the AES documents incorporated by reference into this prospectus (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing) by writing or telephoning the office of Assistant Counsel, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, telephone number (703) 522-1315.

ii

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated herein by reference. This summary may not contain all of the information that may be important to you. You should read this entire prospectus before making a decision to exchange your old notes for new notes, including the section entitled “Risk Factors” beginning on page 6 of this prospectus.

Unless otherwise indicated or the context otherwise requires, the terms “AES,” “we,” “our,” “us” and “the Company” refer to The AES Corporation, including all of its subsidiaries and affiliates, collectively. The term “The AES Corporation” or “Parent Company” refers only to the parent, publicly held holding company, The AES Corporation, excluding its subsidiaries and affiliates.

Our Company

We are a global power company, dedicated to improving lives by providing safe, reliable and sustainable energy solutions in every market we serve. We own a portfolio of electricity generation and distribution businesses on five continents in 27 countries, with total capacity of approximately 44,200 Megawatts (“MW”) and distribution networks serving approximately 12 million customers as of December 31, 2011. In addition, we have approximately 2,400 MW under construction in eight countries. We were incorporated in Delaware in 1981.

We own and operate two primary types of businesses. The first is our Generation business, where we own and/or operate power plants to generate and sell power to wholesale customers such as utilities and other intermediaries. The second is our Utilities business, where we own and/or operate utilities to generate, distribute, transmit and sell electricity to end-user customers in the residential, commercial, industrial and governmental sectors within a defined service area.

Our assets are diverse with respect to fuel source and type of market, which helps reduce certain types of operating risk. Our portfolio employs a broad range of fuels, including coal, diesel, fuel oil, natural gas, biomass and renewable sources such as hydroelectric power, wind and solar, which reduces the risks associated with dependence on any one fuel source. Our portfolio combines a presence in stable markets in developed countries with faster growing emerging markets.  In addition, our Generation portfolio is largely contracted, which reduces the risk related to market prices of electricity and fuel. We also attempt to limit risk by matching the currency of most of our subsidiary debt to the revenue of the underlying business and by hedging some of our interest rate and commodity risk.

Our goal is to maximize value for our shareholders by growing cash flow and earnings per share and achieving better returns on our investments. We will expand our platforms in our core markets, specifically Brazil, Chile, Colombia and the United States, and will work to develop growth platforms in key markets including Turkey, Poland and the United Kingdom.  Over time, by focusing our growth and exiting select non-strategic markets, we expect to narrow our geographic focus to achieve better results with fewer countries. Across our portfolio, we will work to optimize profitability, as well as reduce our overhead and business development costs.

Our principal executive office is located at 4300 Wilson Boulevard, Arlington, Virginia 22203, and our telephone number is (703) 522-1315. Our website address is http://www.aes.com. Material contained on our website is not part of and is not incorporated by reference in this prospectus.

The name “AES” and our logo are AES owned trademarks, service marks or trade names. All other trademarks, trade names or service marks appearing or incorporated by reference in this prospectus are owned by their respective holders.

THE EXCHANGE OFFER

Securities Offered	We are offering up to $1.0 billion aggregate principal amount of new 7.375% senior notes due 2021 (the “new notes”), which will be registered under the Securities Act.
The Exchange Offer
We are offering to issue the new notes in exchange for a like principal amount of your old notes. We are offering to issue the new notes to satisfy our obligations contained in the registration rights agreement entered into when the old notes were sold in transactions permitted by Rule 144A and Regulation S under the Securities Act and therefore not registered with the SEC. For procedures for tendering, see “The Exchange Offer.”

Tenders, Expiration Date, Withdrawal
The exchange offer will expire at midnight New York City time on          , 2012 unless it is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to           , 2012. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense to you promptly after the exchange offer expires. You may only exchange old notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Federal Income Tax Consequences
Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See  “Material United States Federal Income Tax Consequences of the Exchange Offer.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.
Exchange Agent	Wells Fargo Bank, N.A. is the exchange agent for the exchange offer.
Failure to Tender Your Old Notes
If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest or liquidated damages. All untendered old notes will continue to be subject  to the restrictions on transfer set forth in the old notes and in the indenture. In general, the old notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. We do not currently anticipate that we will register such untendered old notes under the Securities Act and, following this exchange offer, will be under no obligation to do so.

You will be able to resell the new notes without registering them with the SEC if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold or otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” which is defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of your business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are an affiliate of AES, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•
you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•
you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 90 days after the expiration of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to old notes do not apply to the new notes. The new notes will represent the same debt as the old notes and will be governed by the same indenture under which the old notes were issued.

Issuer	The AES Corporation
Notes Offered	$1.0 billion aggregate principal amount of 7.375% senior notes due 2021.
Maturity	The notes will mature on July 1, 2021.
Interest
The notes will bear interest at an annual rate equal to 7.375%. Interest on the notes will be paid on each January 1 and July 1, commencing on the next interest payment date occurring after issuance of the new notes.

Record Dates	The regular record date for each interest payment date will be the close of business on the 15th calendar day prior to such interest payment date.
Ranking
The notes are our direct, unsecured and unsubordinated obligations and will rank:

•      equal in right of payment with all of our other senior unsecured debt;

•      effectively junior in right of payment to (a) our secured debt to the extent of the value of the assets securing such debt and (b) the debt and other liabilities (including trade payables) of our subsidiaries; and

•      senior in right of payment to our subordinated debt.

As of March 31, 2012:

•      we had approximately $4.6 billion of senior unsecured debt, $1.0 billion of secured debt under our senior secured credit facility (excluding approximately $12.0 million of letters of credit outstanding under our  revolving credit facilities as of March 31, 2012) and $517.0 million of subordinated debt outstanding; and

•      our subsidiaries had approximately $28.2 billion payable to third parties, including non-recourse debt, trade payables, and other liabilities ($16.0 billion of which was non-recourse debt).

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured indebtedness that we may incur or the amount of indebtedness (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “Description of the Notes— Certain Covenants of AES—Restrictions on Secured Debt.”

Optional Redemption
Prior to the 30th day before the maturity date, we may redeem some or all of the notes at par plus a “make-whole” amount. At any time on or after the 30th day prior to the maturity date, we may redeem some or all of the notes at par. See “Description of the Notes—Optional Redemption.”

Change of Control
Upon the occurrence of a change of control (as described in “Description of the Notes—Repurchase of Notes Upon a Change of Control”), you may require us to repurchase some or all of your notes at 101% of their principal amount, plus accrued and unpaid interest to the date of repurchase.

Covenants	We have agreed to certain restrictions on incurring secured debt and entering into sale and leaseback transactions. See “Description of the Notes—Certain Covenants of AES.”
Book-Entry Form
The notes will be issued in registered book-entry form represented by one or more global notes to be deposited with or on behalf of The Depository Trust Company, or DTC, or its nominee. Transfers of the notes will be effected only through the facilities of DTC. Beneficial interests in the global notes may not be exchanged for certificated notes except in limited circumstances.

Trustee	Wells Fargo Bank, N.A.
Governing Law	The State of New York
Risk Factors
You should carefully consider the information and risks under the heading “Risk Factors” and incorporated by reference herein from our Annual Report for a description of some of the risks you should consider.

RISK FACTORS

If any of the following risks occur, our business, results of operations or financial condition could be materially adversely affected. You should carefully consider the risks discussed below, together with the financial and other information contained or incorporated by reference in this prospectus. In addition to the risk factors discussed below, you should read “Item 1A.—Risk Factors” in our Annual Report for more information about important risks that you should consider before exchanging old notes for new notes. You should also read the section captioned “ Cautionary Note Regarding Forward-looking Statements” for a discussion of what types of statements are forward-looking as well as the significance of such statements in the context of this prospectus.

Risks Related to the Exchange Offer

If you choose not to exchange your old notes in the exchange offer, the transfer restrictions currently applicable to your old notes will remain in force and the market price of your old notes could decline.

If you do not exchange your old notes for new notes in the exchange offer, then you will continue to be subject to the transfer restrictions on the old notes as set forth in the offering memorandum distributed in connection with the private offering of the old notes. In general, the old notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement entered into in connection with the private offering of the old notes, we do not intend to register resales of the old notes under the Securities Act.  The tender of old notes under the exchange offer will reduce the principal amount of the old notes outstanding, which may have an adverse effect upon, and increase the volatility of, the market price of the old notes due to reduction in liquidity.

You must follow the exchange offer procedures carefully in order to receive the new notes.

If you do not follow the procedures described in this prospectus, you will not receive any new notes. If you want to tender your old notes in exchange for new notes, you should allow sufficient time to ensure timely delivery. No one is under any obligation to give you notification of defects or irregularities with respect to tenders of old notes for exchange. For additional information, see the section captioned “The Exchange Offer” in this prospectus.

There are state securities law restrictions on the resale of the new notes.

In order to comply with the securities laws of certain jurisdictions, the new notes may not be offered or resold by any holder, unless they have been registered or qualified for sale in such jurisdictions or an exemption from registration or qualification is available and the requirements of such exemption have been satisfied. We currently do not intend to register or qualify the resale of the new notes in any such jurisdictions. However, generally an exemption is available for sales to registered broker-dealers and certain institutional buyers. Other exemptions under applicable state securities laws also may be available.

Risks Related to the Notes

The AES Corporation is a holding company and its ability to make payments on its outstanding indebtedness, including its debt securities, is dependent upon the receipt of funds from its subsidiaries by way of dividends, fees, interest, loans or otherwise.

The AES Corporation is a holding company with no material assets, other than the stock of its subsidiaries. All of The AES Corporation’s revenue is generated through its subsidiaries. Accordingly, almost all of The AES Corporation’s cash flow is generated by the operating activities of its subsidiaries. Therefore, The AES Corporation’s ability to make payments on its indebtedness and to fund its other obligations is dependent not only on the ability of its subsidiaries to generate cash, but also on the ability of the subsidiaries to distribute cash to it in the form of dividends, fees, interest, loans or otherwise.

However, our subsidiaries face various restrictions in their ability to distribute cash to The AES Corporation. Most of the subsidiaries are obligated, pursuant to loan agreements, indentures or project financing arrangements, to satisfy certain restricted payment covenants or other conditions before they may make distributions to The AES Corporation. In addition, the payment of dividends or the making of loans, advances or other payments to The AES Corporation may be subject to legal or regulatory restrictions. Business performance and local accounting and tax rules may limit the amount of retained earnings, which is in many cases the basis of dividend payments. Subsidiaries in foreign countries may also be prevented from distributing funds to The AES Corporation as a result of restrictions imposed by the foreign government or repatriating funds or converting currencies. Any right The AES Corporation has to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our indebtedness to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary).

Our subsidiaries are separate and distinct legal entities and, unless they have expressly guaranteed any of our indebtedness, have no obligation, contingent or otherwise, to pay any amounts due pursuant to such debt or to make any funds available whether by dividends, fees, loans or other payments. While some of The AES Corporation’s subsidiaries guarantee our indebtedness under our senior secured credit facility and certain other indebtedness, none of our subsidiaries guarantee, or are otherwise obligated with respect to, our outstanding public debt securities, including the notes offered hereby.

The notes will be effectively subordinated to the liabilities of our subsidiaries.

Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the notes offered hereby or to make any funds available therefor, whether by dividends, fees, loans or other payments. Any right we have to receive any assets of any of our subsidiaries upon any liquidation, dissolution, winding up, receivership, reorganization, assignment for the benefit of creditors, marshaling of assets and liabilities or any bankruptcy, insolvency or similar proceedings (and the consequent right of the holders of our indebtedness to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiary’s creditors (including trade creditors and holders of debt issued by such subsidiary). Accordingly, the notes will be effectively subordinated to all liabilities of our subsidiaries, including guarantees by our subsidiaries of our obligations and including our obligations under our senior secured credit facility. At March 31, 2012, our subsidiaries had approximately $28.2 billion payable to third parties, including non-recourse debt, trade payables, and other liabilities ($16.0 billion of which was non-recourse debt). The indenture governing the notes does not limit the ability of our subsidiaries to incur additional indebtedness, including guaranteeing debt of The AES Corporation.

The notes will be effectively subordinated to our secured debt.

The notes will be our unsecured general obligations, and therefore will be effectively subordinated to all of our secured debt to the extent of the value of the assets securing such debt. As of March 31, 2012, The AES Corporation had a total of approximately $1.0 billion of secured debt outstanding, including amounts outstanding under our senior secured credit facility (excluding approximately $12.0 million of letters of credit outstanding under our revolving credit facilities as of March 31, 2012), which is secured by, among other things, a lien on certain of our accounts and a pledge of many of our directly held subsidiaries. The indenture governing the notes limits but does not prohibit us from incurring additional secured debt and there are significant exceptions to this covenant. See “Description of the Notes—Certain Covenants of AES—Restrictions on Secured Debt.”

We may not be able to repurchase the notes upon a change of control.

Upon a change of control (as defined under “Description of the Notes—Repurchase of Notes Upon a Change of Control”), we will be required to offer to repurchase all outstanding notes at 101% of their principal amount plus accrued and unpaid interest. The source of funds for any such purchase of the notes will be our available cash or cash generated from our subsidiaries’ operations or other sources, including borrowings, issuance of additional debt, sales of assets or sales of equity. We may not be able to satisfy our obligations to repurchase the notes upon a change of control because we may not have sufficient financial resources to purchase all of the notes that are tendered upon a change of control.

Credit rating downgrades could adversely affect the trading price of the notes.

The trading price for the notes may be affected by our credit rating. Credit ratings are continually revised. Any downgrade in our credit rating could adversely affect the trading price of the notes or the trading markets for the notes to the extent trading markets for the notes develop.

Risks Related to our High Level of Indebtedness

We have a significant amount of debt, a large percentage of which is secured, which could adversely affect our business and the ability to fulfill our obligations.

As of  March 31, 2012, we had approximately $22.2 billion of outstanding indebtedness on a consolidated basis. All outstanding borrowings under The AES Corporation’s senior secured credit facility and certain other indebtedness are secured by certain of our assets, including the pledge of capital stock of many of The AES Corporation’s directly held subsidiaries. Most of the debt of The AES Corporation’s subsidiaries is secured by substantially all of the assets of those subsidiaries. Since we have such a high level of debt, a substantial portion of cash flow from operations must be used to make payments on this debt. Furthermore, since a significant percentage of our assets is used to secure this debt, this reduces the amount of collateral that is available for future secured debt or credit support and reduces our flexibility in dealing with these secured assets. This high level of indebtedness and related security could have other important consequences to us and our investors, including:

•	making it more difficult to satisfy debt service and other obligations;

•	increasing the likelihood of a credit rating downgrade of our debt, which can cause future debt payments to increase and consume an even greater portion of cash flow;

•	increasing our vulnerability to general adverse economic and industry conditions;

•	reducing the availability of cash flow to fund other corporate purposes and grow our business;

•	limiting our flexibility in planning for, or reacting to, changes in our business and the industry;

•	placing us at a competitive disadvantage to our competitors that are not as highly leveraged; and

•
limiting, along with the financial and other restrictive covenants relating to such indebtedness, among other things, our ability to borrow additional funds as needed or take advantage of business opportunities as they arise, pay cash dividends or repurchase common stock.

The agreements governing our indebtedness, including the indebtedness of our subsidiaries, limit, but do not prohibit, the incurrence of additional indebtedness. To the extent we become more leveraged, the risks described above would increase. Furthermore, our actual cash requirements in the future may be greater than expected. Accordingly, our cash flows may not be sufficient to repay at maturity all of the outstanding debt, including the notes, as it becomes due and, in that event, we may not be able to borrow money, sell assets or otherwise raise funds on acceptable terms or at all to refinance our debt as it becomes due.

Even though The AES Corporation is a holding company, existing and potential future defaults by subsidiaries or affiliates could adversely affect The AES Corporation.

We attempt to finance our domestic and foreign projects primarily under loan agreements and related documents which, except as noted below, require the loans to be repaid solely from the project’s revenues and provide that the repayment of the loans (and interest thereon) is secured solely by the capital stock, physical assets, contracts and cash flow of that project subsidiary or affiliate. This type of financing is usually referred to as non-recourse debt or “project financing.” In some project financings, The AES Corporation has explicitly agreed to undertake certain limited obligations and contingent liabilities, most of which by their terms will only be effective or will be terminated upon the occurrence of future events. These obligations and liabilities take the form of guarantees, indemnities, letter of credit reimbursement agreements and agreements to pay, in certain circumstances, the project lenders or other parties.

As of March 31, 2012, we had approximately $22.2 billion of outstanding indebtedness on a consolidated basis, of which approximately $6.2 billion was recourse debt of The AES Corporation and approximately $16.0 billion was non-recourse debt. In addition, we have outstanding guarantees, letters of credit, and other credit support commitments which are further described in our Annual Report.

Some of our subsidiaries are currently in default with respect to certain covenants under their respective debt agreements. The total debt classified as current in our consolidated balance sheets related to such defaults was approximately $ 1.3 billion at March 31, 2012 . While the lenders under our non-recourse project financings generally do not have direct recourse to The AES Corporation (other than to the extent of any credit support given by The AES Corporation), defaults thereunder can still have important consequences for The AES Corporation, including, without limitation:

•
reducing The AES Corporation’s receipt of subsidiary dividends, fees, interest payments, loans and other sources of cash since the project subsidiary will typically be prohibited from distributing cash to The AES Corporation during the default period;

•
triggering The AES Corporation’s obligation to make payments under any financial guarantee, letter of credit or other credit support which The AES Corporation has provided to or on behalf of such subsidiary;

•	causing The AES Corporation to record a loss in the event the lender forecloses on the assets;

•
triggering defaults in The AES Corporation’s outstanding debt and trust preferred securities. For example, The AES Corporation’s senior secured credit facility and outstanding senior notes include events of default for certain bankruptcy-related events involving material subsidiaries. In addition, The AES Corporation’s senior secured credit facility includes certain events of default relating to accelerations of outstanding debt of material subsidiaries; or

•	the loss or impairment of investor confidence in us.

None of the projects that are currently in default are owned by subsidiaries that meet the applicable definition of materiality in The AES Corporation’s senior secured credit facility in order for such defaults to trigger an event of default or permit acceleration under such indebtedness. However, as a result of future write-down of assets, dispositions and other matters that affect our financial position and results of operations, it is possible that one or more of these subsidiaries could fall within the definition of a “material subsidiary” and thereby upon an acceleration of such subsidiary’s debt, trigger an event of default and possible acceleration of the indebtedness under The AES Corporation’s senior secured credit facility or other indebtedness of The AES Corporation.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes or incorporates by reference certain “forward-looking statements” that involve many risks and uncertainties.  Forward-looking statements express an expectation or belief and contain a projection, plan or assumption with regard to, among other things, our future revenues, income, expenses or capital structure. Such statements of future events or performance are not guarantees of future performance and involve estimates, assumptions and uncertainties. The words “could,” “may,” “predict,” “anticipate,” “would,” “believe,” “estimate,” “expect,” “forecast,” “project,” “objective,” “intend,” “continue,” “should,” “plan,” and similar expressions, or the negatives thereof, are intended to identify forward-looking statements unless the context requires otherwise.  These forward-looking statements are based on management’s present expectations and beliefs about future events. As with any projection or forecast, these statements are inherently susceptible to uncertainty and changes in circumstances. We are under no obligation to, and expressly disclaim any obligation to, update or alter the forward-looking statements whether as a result of such changes, new information, subsequent events or otherwise. If we do update one or more forward-looking statements, no inference should be made that we will make additional updates with respect to those or other forward-looking statements.

Important factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook include, but are not limited to, the following:

•
the economic climate, particularly the state of the economy in the areas in which we operate, including the fact that the global economy faces considerable uncertainty for the foreseeable future, which further increases many of the risks discussed in the Annual Report;

•	changes in inflation, demand for power, interest rates and foreign currency exchange rates, including our ability to hedge our interest rate and foreign currency risk;

•
changes in the price of electricity at which our Generation businesses sell into the wholesale market and our Utility businesses purchase to distribute to their customers, and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk;

•
changes in the prices and availability of coal, gas and other fuels (including our ability to have fuel transported to our facilities) and the success of our risk management practices, such as our ability to hedge our exposure to such market price risk, and our ability to meet credit support requirements for fuel and power supply contracts;

•
changes in and access to the financial markets, particularly changes affecting the availability and cost of capital in order to refinance existing debt and finance capital expenditures, acquisitions, investments and other corporate purposes;

•
our ability to manage liquidity and comply with covenants under our recourse and non-recourse debt, including our ability to manage our significant liquidity needs and to comply with covenants under our senior secured credit facility and other existing financing obligations;

•
changes in our or any of our subsidiaries’ corporate credit ratings or the ratings of our or any of our subsidiaries’ debt securities or preferred stock, and changes in the rating agencies’ ratings criteria;

•	our ability to purchase and sell assets at attractive prices and on other attractive terms;

•	our ability to compete in markets where we do business;

•	our ability to manage our operational and maintenance costs;

•	the performance and reliability of our generating plants, including our ability to reduce unscheduled down-times;

•	our ability to locate and acquire attractive “greenfield” projects and our ability to finance, construct and begin operating our “greenfield” projects on schedule and within budget;

•
our ability to enter into long-term contracts, which limit volatility in our results of operations and cash flows, such as Power Purchase Agreements (“PPA”), fuel supply, and other agreements and to manage counterparty credit risks in these agreements;

•
variations in weather, especially mild winters and cooler summers in the areas in which we operate, low levels of wind or sunlight for our wind and solar businesses, and the occurrence of difficult hydrological conditions for our hydro power plants, as well as hurricanes and other storms and disasters;

•
our ability to meet our expectations in the development, construction, operation and performance of our wind businesses, which rely, in part, on actual wind conditions and wind turbine performance being in line with our expectations;

•	the success of our initiatives in other renewable energy projects, as well as greenhouse gas emissions reduction projects and energy storage projects;

•	our ability to keep up with advances in technology;

•	the potential effects of threatened or actual acts of terrorism and war;

•	the expropriation or nationalization of our businesses or assets by foreign governments, whether with or without adequate compensation;

•	our ability to achieve expected rate increases in our Utility businesses;

•	changes in laws, rules and regulations affecting our international businesses;

•
changes in laws, rules and regulations affecting our North America business, including, but not limited to, deregulation of wholesale power markets and its effects on competition, the ability to recover net utility assets and other potential stranded costs by our utilities, the establishment of a regional transmission organization that includes our utility service territory, the application of market power criteria by the Federal Energy Regulatory Commission, changes in law resulting from new federal energy legislation, including the effects of the repeal of Public Utility Holding Company Act of 1935, and changes in political or regulatory oversight or incentives affecting our wind business, our solar joint venture, our other renewables projects and our initiatives in greenhouse gas reductions and energy storage including tax incentives;

•
changes in environmental laws, including requirements for reduced emissions of sulfur, nitrogen, carbon, mercury, hazardous air pollutants and other substances, greenhouse gas legislation, regulation and/or treaties and coal ash regulation;

•	changes in tax laws and the effects of our strategies to reduce tax payments;

•	the effects of litigation and government and regulatory investigations;

•	our ability to maintain adequate insurance;

•	decreases in the value of pension plan assets, increases in pension plan expenses and our ability to fund defined benefit pension and other post-retirement plans at our subsidiaries;

•	losses on the sale or write-down of assets due to impairment events or changes in management intent with regard to either holding or selling certain assets;

•	changes in accounting standards, corporate governance and securities law requirements;

•	our ability to maintain effective internal control over financial reporting;

•
our ability to attract and retain talented directors, management and other personnel, including, but not limited to, financial personnel in our foreign businesses that have extensive knowledge of accounting principles generally accepted in the United States;

•
the performance of business and asset acquisitions, including our recent acquisition of DPL Inc., and our ability to successfully integrate and operate acquired businesses and assets, such as DPL, and effectively realize anticipated benefits; and

•	information security breaches could harm our businesses.

All such factors are difficult to predict, contain uncertainties that may materially affect actual results, and many are beyond our control. See “Risk Factors” in this prospectus and “Item 1A.—Risk Factors” in the Annual Report for a more detailed discussion of the foregoing and certain other factors that could cause actual results to differ materially from those reflected in such forward-looking statements and that should be considered in evaluating our outlook.

USE OF PROCEEDS

We will not receive any cash proceeds from the issuance of the new notes.  The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

Our net proceeds from the sale of the old notes were approximately $978,980,000, after deduction of the initial purchasers’ discounts and commissions and other expenses of the offering. The proceeds from the offering were used to partially finance our acquisition of DPL, which was consummated in November 2011, and to pay related fees and expenses.

RATIO OF EARNINGS TO FIXED CHARGES

The following table presents our ratio of earnings to fixed charges for the periods indicated:

	Three Months Ended	Year Ended December 31,
	March 31, 2012	2011	2010	2009	2008	2007
Ratio of earnings to fixed charges	2.62	2.12	1.96	2.24	2.25	1.50

For the purpose of computing the ratio of earnings to fixed charges, earnings consist of income from continuing operations before income taxes and equity in earnings of affiliates:

Plus:

•	fixed charges,

•	amortization of previously capitalized interest, and

•	distributed earnings of equity method investments.

Less:

•	capitalized interest,

•	preference security dividend requirements of consolidated subsidiaries, and

•	noncontrolling interest in pre-tax income of subsidiaries that have not incurred fixed charges.

Fixed charges consist of:

•	interest including amortization of premium and discount on all indebtedness,

•	capitalized interest, and

•	preference security dividend requirements of consolidated subsidiaries.

SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

The following table sets forth our selected financial data as of the dates and for the periods indicated. The selected financial data for each of the years in the three year period ended December 31, 2011 and as of December 31, 2011 and 2010 have been derived from our audited consolidated financial statements incorporated by reference herein. The selected financial data for each of the years in the two year period ended December 31, 2008 and as of December 31, 2009, 2008 and 2007 have been derived from our audited consolidated financial statements not incorporated by reference herein.  The selected financial data for the three months ended March 31, 2012 and 2011 and as of March 31, 2012 have been derived from our unaudited consolidated financial statements incorporated by reference herein. Prior period amounts have been restated to reflect discontinued operations in all periods presented. Our historical results are not necessarily indicative of our future results and historical results for any interim period are not necessarily indicative of our results for the entire year.

The selected consolidated financial information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the corresponding notes in our Current Report on Form 8-K filed on June 26, 2012, which updates certain disclosures in the Annual Report, and the Quarterly Report, which are incorporated by reference in this prospectus.

	Three Months Ended March 31,		Year Ended December 31,
Statement of Operations Data:	2012(1)	2011	2011(1)	2010	2009	2008	2007
					(in millions)
Revenue	$4,740	$4,156	$17,128	$15,685	$12,974	$14,034	$11,739

Income from continuing operations(2)	519	490	1,534	1,461	1,798	1,836	552

Income from continuing operations attributable to The AES Corporation, net of tax	345	237	451	476	718	1,093	172

Discontinued operations, net of tax	(4)	(13)	(393)	(467)	(60)	141	(267)

Net income (loss) attributable to The AES Corporation	$341	$224	$58	$9	$658	$1,234	$(95)

	March 31,	December 31,
Balance Sheet Data:	2012	2011	2010	2009	2008	2007
				(in millions)
Total assets	$45,431	$45,333	$40,511	$39,535	$34,806	$34,453

Non-recourse debt (long-term)	$13,841	$13,412	$11,084	$11,532	$10,443	$9,794

Non-recourse debt (long-term) - Discontinued operations	$517	$1,198	$1,460	$1,332	$1,426	$1,536

Recourse debt (long-term)	$6,179	$6,180	$4,149	$5,301	$4,994	$5,332

Cumulative preferred stock of subsidiaries	$78	$78	$60	$60	$60	$60

Retained earnings (accumulated deficit)	$1,019	$678	$620	$650	$(8)	$(1,241)

The AES Corporation stockholders' equity	$6,489	$5,946	$6,473	$4,675	$3,669	$3,164

(1)
DPL was acquired on November 28, 2011 and its results of operations have been included in AES’ consolidated results of operations from the date of acquisition. See “Note 23―Acquisitions and Dispositions to the Consolidated Financial Statements” included in “Item 8.―Financial Statements and Supplementary Data” of the Current Report on Form 8-K filed on June 26, 2012 for further information.

(2)
Includes pretax impairment expense of $242 million, $410 million, $142 million, $175 million and $408 million for the years ended December 31, 2011, 2010, 2009, 2008 and 2007, respectively, and $11 million for the three months ended March 31, 2012.

DESCRIPTION OF THE NOTES

The notes will be issued under an indenture dated as of December 8, 1998 between AES and Wells Fargo Bank, N.A., as successor to Bank One, National Association (formerly known as The First National Bank of Chicago), as trustee (the “Trustee”), as amended by a ninth supplemental indenture, dated as of April 3, 2003 and a fifteenth supplemental indenture dated June 15, 2011 between AES and the Trustee (collectively, the “Indenture”). The following summaries of certain provisions of the Indenture do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all of the provisions of the Indenture, including the definition in the Indenture of certain terms. Wherever particular sections or defined terms of the Indenture are referred to, such sections or defined terms are incorporated in this prospectus.

As used herein, the terms “AES,” “we,” “us” and “our” mean The AES Corporation, and do not include any of its subsidiaries.

The Indenture does not limit the aggregate principal amount of indebtedness which may be issued thereunder and provides that senior debt securities may be issued thereunder from time to time in one or more series.

General

The notes will be issued as a separate series of notes under the Indenture and will not be limited in aggregate principal amount. Additional notes may be issued under the Indenture from time to time as part of such series of notes.

The notes will be our direct, unsecured and unsubordinated obligations and will rank:

•	equal in right of payment with all of our senior unsecured debt;

•
effectively junior in right of payment to (a) our secured debt to the extent of the value of the assets securing such debt and (b) the debt and other liabilities (including trade payables) of our subsidiaries; and

•	senior in right of payment to our subordinated debt.

As of  March 31, 2012 :

•
we had approximately $4.6 billion of senior unsecured debt, $1.0 billion of secured debt under our senior secured credit facility (excluding approximately $12.0 million of letters of credit outstanding under our revolving credit facilities) and $517.0 million of subordinated debt; and

•	our subsidiaries had approximately $28.2 billion payable to third parties, including non-recourse debt, trade payables, and other liabilities ($16.0 billion of which was non-recourse debt).

The indenture under which the notes will be issued contains no restrictions on the amount of additional unsecured indebtedness that we may incur or the amount of indebtedness (whether secured or unsecured) that our subsidiaries may incur. The indenture permits us to incur secured debt subject to the covenants described under “—Certain Covenants of AES—Restrictions on Secured Debt.”

The entire principal amount of the notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on July 1, 2021. The notes are not subject to any sinking fund provision.

Interest

The notes shall bear interest at 7.375% per annum from the date of original issuance, payable semiannually on January 1 and July 1 of each year to the person in whose name such note is registered at the close of business on the fifteenth calendar day prior to such payment date. The next Interest Payment Date is July 1, 2012. The amount of interest payable will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the notes is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date.

Repurchase of Notes Upon a Change of Control

Upon a Change of Control (as defined below), each holder of the notes shall have the right to require that AES repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase.

Certain of the events constituting a Change of Control under the notes will also constitute an event of default under AES’s senior secured credit facilities and other debt instruments. Due to the highly leveraged nature of AES, there can be no assurance that AES will have sufficient funds to purchase tendered notes upon a Change of Control.

The Change of Control provisions will not necessarily afford protection to holders, including protection against an adverse effect on the value of the notes, in the event that AES or its Subsidiaries incur additional debt, whether through recapitalizations or otherwise. The Change of Control provisions will not prevent a change in the Board of Directors which is approved by the then-present members of the Board of Directors. See the definition for “Change of Control” below. With respect to a sale of assets, the phrase “all or substantially all,” which appears in the definition of Change of Control, has not gained an established meaning. In interpreting this phrase, courts have made subjective determinations, considering such factors as the value of the assets conveyed and the proportion of an entity’s income derived from such assets. Accordingly, there may be uncertainty as to whether a holder can determine whether a Change of Control has occurred and can exercise any remedies such holder may have upon a Change of Control.

Within 30 days following any Change of Control, AES shall mail a notice to each holder of the notes with a copy to the trustee stating:

(1)
that a Change of Control has occurred and that such holder has the right to require AES to repurchase such holder’s notes at a repurchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (the “Change of Control Offer”);

(2)
the circumstances and relevant facts regarding such Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to such Change of Control);

(3)	the repurchase date (which shall be not earlier than 30 days or later than 60 days from the date such notice is mailed) (the “Repurchase Date”);

(4)	that any note not tendered will continue to accrue interest;

(5)	that any note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Repurchase Date unless AES defaults in depositing the purchase amount;

(6)
that holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled “Option of Holder to Elect Purchase” on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the Repurchase Date;

(7)
that holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the third Business Day (or such shorter periods as may be required by applicable law) preceding the Repurchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the holder, the principal amount of notes the holder delivered for purchase, and a statement that such holder is withdrawing his election to have such notes purchased; and

(8)	that holders which elect to have their notes purchased only in part will be issued new notes in a principal amount equal to the unpurchased portion of the notes surrendered.

On the Repurchase Date, AES shall:

•	accept for payment notes or portions thereof tendered pursuant to the Change of Control Offer;

•	deposit with the trustee money sufficient to pay the purchase price of all notes or portions thereof so tendered; and

•	deliver or cause to be delivered to the trustee notes so accepted together with an officers’ certificate identifying the notes or portions thereof tendered to AES.

The trustee shall promptly mail to the holders of the notes so accepted payment in an amount equal to the purchase price, and promptly authenticate and mail to such holders a new note in a principal amount equal to any unpurchased portion of the note surrendered. AES will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Repurchase Date.

AES will comply with all applicable tender offer rules, including without limitation Rule 14e-1 under the Exchange Act, in connection with a Change of Control Offer.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) when used with respect to any Person is defined to mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

“Board of Directors” means either the Board of Directors of AES or (except for the purposes of clause (iii) of the definition of “Change of Control”) any committee of such Board duly authorized to act under the Indenture.

“Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of, or interests in (however designated), the equity of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all Common Stock and Preferred Stock and partnership and joint venture interests of such Person.

“Common Stock” means, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of common stock of such Person which is outstanding or issued on or after the date of the Indenture, including, without limitation, all series and classes of such common stock.

“Change of Control” shall mean the occurrence of one or more of the following events: (i) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of AES (determined on a consolidated basis) to any Person or group (as that term is used in Section 13(d)(3) of the Exchange Act) of Persons, (ii) a Person or group (as so defined) of Persons shall have become the beneficial owner of more than 50% of the outstanding Voting Stock of AES, or (iii) during any one-year period, individuals who at the beginning of such period constituted the Board of Directors (together with any new director whose election or nomination was approved by a majority of the directors then in office who were either directors at the beginning of such period or who were previously so approved) cease to constitute a majority of the Board of Directors.

“Person” means an individual, a corporation, a partnership, a limited liability company, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Preferred Stock” is defined to mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of preferred or preference stock of such Person which is outstanding or issued on or after the date of the Indenture.

“Voting Stock” means, with respect to any Person, Capital Stock of any class or kind ordinarily having the power to vote for the election of directors of such Person or other Persons performing similar functions.

Optional Redemption

Prior to the 30th day before the maturity date, the notes are subject to redemption upon not less than 30 nor more than 60 days’ notice by mail, as a whole or in part, at the election of AES, at a price equal to the sum of (i) 100% of the principal amount thereof plus accrued interest to the redemption date plus (ii) the Make-Whole Amount, if any.

At any time on or after the 30th day prior to the maturity date, the notes will be redeemable in whole or in part, at the election of AES, at a redemption price equal to 100% of the principal amount of the notes to be redeemed plus accrued and unpaid interest on the notes to be redeemed to the date of redemption.

“Make-Whole Amount” shall mean, in connection with any optional redemption of any note, the excess, if any, of (i) the aggregate present value as of the date of such redemption of each dollar of principal being redeemed and the amount of interest (exclusive of interest accrued to the redemption date) that would have been payable in respect of such dollar if such prepayment had not been made, determined by discounting, on a semiannual basis, such principal and interest at the Reinvestment Rate (determined on the Business Day preceding the date of such redemption) from the respective dates on which such principal and interest would have been payable if such payment had not been made, over (ii) the aggregate principal amount of the notes being redeemed.

“Reinvestment Rate” shall mean 0.50% plus the arithmetic mean of the yields under the respective headings for the two immediately preceding weeks in the most recently published Statistical Release under the caption “Treasury Constant Maturities” for the maturity (rounded to the nearest month) corresponding to the maturity of the principal being prepaid. If no maturity exactly corresponds to such maturity, yields for the two published maturities most closely corresponding to such maturity shall be calculated pursuant to the immediately preceding sentence and the Reinvestment Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding in each of such relevant periods to the nearest month. For the purpose of calculating the Reinvestment Rate, the most recent Statistical Release published prior to the date of determination of the Make-Whole Amount shall be used.

“Statistical Release” shall mean the statistical release designated “H.15(519)” or any successor publication which is published weekly by the Federal Reserve System and which establishes yields on actively traded United States government securities adjusted to constant maturities or, if such statistical release is not published at the time of any determination under the Indenture, then such other reasonably comparable index which shall be designated by AES.

The Make Whole Amount shall be calculated by AES and the Trustee shall have no obligation to calculate such amount or to verify or confirm such amount as determined by AES.

Certain Covenants of AES

Restrictions on Secured Debt. If AES shall incur, issue, assume or guarantee any indebtedness for borrowed money represented by notes, bonds, debentures or other similar evidences of indebtedness, secured by a mortgage, pledge or other lien on any Principal Property (as defined below) or any capital stock or indebtedness held directly by AES of any Subsidiary of AES, AES shall secure the notes equally and ratably with (or prior to) such indebtedness, so long as such indebtedness shall be so secured, unless after giving effect thereto the aggregate amount of all such indebtedness so secured, together with all Attributable Debt (as defined below) in respect of sale and leaseback transactions involving Principal Properties, would not exceed 15% of the Consolidated Net Assets (as defined below) of AES. This restriction will not apply to, and there shall be excluded in computing secured indebtedness for the purpose of such restriction, indebtedness secured (a) by property of any Subsidiary of AES, (b) liens on property of, or on any shares of stock or debt of, any corporation existing at the time such corporation becomes a Subsidiary, (c) liens in favor of AES or any Subsidiary, (d) liens in favor of United States or foreign governmental bodies to secure partial, progress, advance or other payments, (e) liens on property, shares of stock or debt existing at the time of acquisition thereof (including acquisition through merger or consolidation), purchase money mortgages and construction cost mortgages existing at or incurred within 180 days of the time of acquisition thereof, (f) liens existing on the first date on which any notes issued under the Indenture are authenticated by the Trustee, (g) liens under one or more credit facilities for indebtedness in an aggregate principal amount not to exceed $900 million at any time outstanding, (h) liens incurred in connection with pollution control, industrial revenue or similar financings, and any extension, renewal or replacement of any debt secured by any liens referred to in the foregoing clauses (a) through (h), inclusive.

“Principal Property” means any building, structure or other facility (together with the land on which it is erected and fixtures comprising a part thereof) used primarily for manufacturing, processing, research, warehousing or distribution owned or leased by AES and having a net book value in excess of 2% of Consolidated Net Assets, other than any such building, structure or other facility or portion thereof which is a pollution control facility financed by state or local governmental obligations or which the principal executive officer, president and principal financial officer of AES determine in good faith is not of material importance to the total business conducted or assets owned by AES and its Subsidiaries as an entirety.

“Consolidated Net Assets” means the aggregate amount of assets (less reserves and other deductible items) after deducting current liabilities, as shown on the consolidated balance sheet of AES and its Subsidiaries contained in the latest annual report to the stockholders of AES and prepared in accordance with generally accepted accounting principles.

“Attributable Debt” means the present value (discounted at the rate of 8.0% per annum compounded monthly) of the obligations for rental payments required to be paid during the remaining term of any lease of more than 12 months.

“Subsidiary” means, with respect to any person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such person.

Restrictions on Sales and Leasebacks. AES may not enter into any sale and leaseback transaction involving any Principal Property, the acquisition or completion of construction and commencement of full operation of which has occurred more than 180 days prior thereto, unless (a) AES could incur a lien on such property under the restrictions described above under “Restrictions on Secured Debt” in an amount equal to the Attributable Debt with respect to the sale and leaseback transaction without equally and ratably securing the notes or (b) AES, within 180 days after the sale or transfer by AES, applies to the retirement of its funded debt (defined as indebtedness for borrowed money having a maturity of, or by its terms extendible or renewable for, a period of more than 12 months after the date of determination of the amount thereof) an amount equal to the greater of (i) the net proceeds of the sale of the Principal Property sold and leased pursuant to such arrangement or (ii) the fair market value of the Principal Property so sold and leased (subject to credits for certain voluntary retirements of funded debt) as determined by the Board of Directors of AES.

Events of Default

With respect to the notes, an Event of Default, as defined in the Indenture, will occur if:

(1)	we default in paying principal or premium, if any, on the notes when due, upon acceleration, redemption or otherwise;

(2)	we default in paying interest on the notes when they become due, and the default continues for a period of 30 days;

(3)
we default in performing or breach any other covenant or agreement in the Indenture with respect to the notes and the default or breach continues for a period of 60 consecutive days after written notice by the Trustee or by the holders of 25% or more in aggregate principal amount of all series of notes issued under the Indenture affected thereby;

(4)	a court having jurisdiction enters a decree or order for:

•	relief in respect of AES or any of our Material Subsidiaries in an involuntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect,

•
appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of our Material Subsidiaries or for all or substantially all of the property and assets of AES or any of our Material Subsidiaries, or

•	the winding up or liquidation of the affairs of AES or any of our Material Subsidiaries and, in each case, such decree or order shall remain unstayed and in effect for a period of 60 consecutive days;

(5)	AES or any of its Material Subsidiaries:

•
commences a voluntary case under any applicable bankruptcy, insolvency, or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law,

•
consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator, or similar official of AES or any of its Material Subsidiaries or for all or substantially all of the property and assets of AES or any of its Material Subsidiaries, or

•	effects any general assignment for the benefit of creditors; or

(6)
an event of default, as defined in any indenture or instrument evidencing or under which AES has at the date of the Indenture or shall thereafter have outstanding any indebtedness, shall happen and be continuing and either (a) such default results from the failure to pay the principal of such indebtedness in excess of $50 million at final maturity of such indebtedness or (b) as a result of such default the maturity of such indebtedness shall have been accelerated so that the same shall be or become due and payable prior to the date on which the same would otherwise have become due and payable, and such acceleration shall not be rescinded or annulled within 60 days and the principal amount of such indebtedness, together with the principal amount of any other indebtedness of AES in default, or the maturity of which has been accelerated, aggregates $50 million or more; provided that the Trustee shall not be charged with knowledge of any such default unless written notice thereof shall have been given to the Trustee by AES, by the holder or an agent of the holder of any such indebtedness, by the trustee then acting under any indenture or other instrument under which such default shall have occurred, or by the holders of not less than 25% in the aggregate principal amount of such series of notes at the time outstanding; and provided further that if such default shall be remedied or cured by AES or waived by the holder of such indebtedness, then the Event of Default under the Indenture by reason thereof shall be deemed likewise to have been remedied, cured or waived without further action on the part of the Trustee, any holder of notes of such series or any other person.

If an Event of Default with respect to the notes (other than an Event of Default specified in clause (4) or (5) with respect to AES) occurs and continues, then the Trustee or the holders of at least 25% in principal amount of the notes may, by written notice to us, and the Trustee at the request of at least 25% in principal amount of the notes will, declare the principal, premium, if any, and accrued interest on the notes to be immediately due and payable. Upon declaration of acceleration, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable.

If an Event of Default specified in clause (4) or (5) above occurs with respect to AES, the principal, premium, if any, and accrued interest on the notes shall be immediately due and payable, without any declaration or other act on the part of the Trustee or any holder. The holders of at least a majority in principal amount of the notes of all series issued under the Indenture that have been accelerated (voting as a single class), by written notice to us and to the Trustee, waive all past defaults with respect to the notes of such series and rescind and annul a declaration of acceleration with respect to the notes of such series if:

•
all existing Events of Default, other than the nonpayment of the principal, premium, if any, and interest on the notes of such series that have become due solely by that declaration of acceleration, have been cured or waived; and

•	the rescission would not conflict with any judgment or decree of a court of competent jurisdiction.

For information as to the waiver of defaults, see “—Modification and Waiver.”

The holders of at least a majority in principal amount of notes of all series issued under the Indenture that are affected (voting as a single class) may direct the time, method, and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to such series of notes. However, the Trustee may refuse to follow any direction that conflicts with law or the Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of holders of notes of such series who did not join in giving that direction and the Trustee may take any other action it deems proper that is not inconsistent with the direction received from holders of outstanding notes of such series. A holder of the notes of any series may not pursue any remedy with respect to the Indenture unless:

•	the holder gives the Trustee written notice of a continuing Event of Default;

•	the holders of at least 25% in principal amount of outstanding notes of such series make a written request to the Trustee to pursue the remedy;

•	the holder or holders offer and, if requested, provide the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

•	the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

•	within that 60-day period, the holders of at least a majority in principal amount of the notes of such series do not give the Trustee a direction that is inconsistent with the request.

However, these limitations do not apply to the right of any holder of the notes to receive payment of the principal, premium, if any, or interest on, the notes or to bring suit for the enforcement of any payment, on or after the due date expressed in the notes, which right shall not be impaired or affected without the consent of the holder.

The Indenture requires that certain of our officers certify, on or before a date not more than four months after the end of each fiscal year, that to the best of those officers’ knowledge, we have fulfilled all our obligations under the Indenture. We are also obligated to notify the Trustee of any default or defaults in the performance of any covenants or agreements under the Indenture.

“Material Subsidiary” of any Person means, as of any date, any Subsidiary of which such Person’s proportionate share of such Subsidiary’s total assets (after intercompany eliminations) exceeds 15 percent of the total assets of such Person on a consolidated basis.

“Subsidiary” means, with respect to any Person, any corporation, association or other business entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

Modification and Waiver

The Indenture may be amended or supplemented without the consent of any holder of the notes to:

•	cure ambiguities, defects, or inconsistencies;

•	comply with the terms in “Restriction on Mergers, Consolidations and Sales of Assets” described below;

•	comply with any requirements of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act of 1939;

•	evidence and provide for the acceptance of appointment with respect to the notes by a successor Trustee;

•	establish the form of notes;

•	provide for uncertificated notes and to make all appropriate changes for such purpose; and

•	make any change that does not adversely affect the rights of any holder.

Other modifications and amendments of the Indenture may be made with the consent of the holders of not less than a majority in principal amount of the outstanding notes of each series affected by the amendment (all such series voting as a single class). However, no modification or amendment may, without the consent of each holder affected:

•	change the stated maturity of the principal of, or any sinking fund obligation or any installment of interest on, the notes;

•	reduce the principal amount, premium, if any, or interest on the notes;

•	reduce the above-stated percentage of outstanding notes of any series, the consent of whose holders is necessary to modify or amend the Indenture with respect to the notes; or

•
reduce the percentage or principal amount of outstanding notes of any series, the consent of whose holders is necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

A supplemental indenture which changes or eliminates any covenant or other provision of the Indenture which has expressly been included solely for the benefit of one or more particular series of the debt securities issued under the Indenture, or which modifies the rights of holders of the debt securities of that series with respect to that covenant or provision, shall be deemed not to affect the rights under the Indenture of the holders of the debt securities of any other series issued under the Indenture or of the coupons appertaining to those debt securities. It is not necessary for the consent of the holders under this section of the Indenture to approve the particular form of any proposed amendment, supplement, or waiver, but it is sufficient if the consent approves the substance thereof.

After an amendment, supplement, or waiver under this section of the Indenture becomes effective, we will give to the holders affected thereby a notice briefly describing the amendment, supplement, or waiver. We will mail supplemental indentures to holders upon request. Any failure of us to mail a notice, or any defect therein, will not affect the validity of any supplemental indenture or waiver.

Restriction on Mergers, Consolidations and Sales of Assets

Pursuant to the Indenture, we may not consolidate with, merge with or into, or transfer all or substantially all of our assets to any Person unless:

•
AES shall be the continuing Person, or, if AES is not the continuing Person, the Person formed by such consolidation or into which we merged or to which properties and assets of ours are transferred is a solvent corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and expressly assumes in writing all our obligations under the notes; and

•	immediately after giving effect to such transaction, no Event of Default has occurred and continuing.

Reports

We will covenant to file with the Trustee, within 15 days after we are required to file the same with the SEC, copies of the annual reports and of the information, documents, and other reports which we may be required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.

Defeasance and Discharge

The Indenture provides that we are deemed to have paid and will be discharged from all obligations in respect of the notes of any series on the 123rd day after the deposit referred to below has been made, and that the provisions of the Indenture will no longer be in effect with respect to the notes of such series (except for, among other matters, certain obligations to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust) if, among other things:

•
we have deposited with the Trustee, in trust, money and/or United States Government Obligations that, through the payment of interest and principal in respect thereof, will provide money in an amount sufficient to pay the principal, premium, if any, and accrued interest on the notes of such series, on the date due thereof or earlier redemption (irrevocably provided for under arrangements satisfactory to the Trustee), as the case may be, in accordance with the terms of the Indenture and the notes of such series;

•	we have delivered to the Trustee:

•	either:

-
an opinion of counsel to the effect that holders of such series of notes will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the exercise of our option under this “Defeasance” provision and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if the deposit, defeasance, and discharge had not occurred, which opinion of counsel must be based upon a ruling of the Internal Revenue Service (the “IRS”) to the same effect unless there has been a change in applicable federal income tax law or related treasury regulations after the date of the Indenture such that a ruling is no longer required; or

-	a ruling directed to the Trustee received from the IRS to the same effect as the aforementioned opinion of counsel; and

•
an opinion of counsel to the effect that the creation of the defeasance trust does not violate the Investment Company Act of 1940 and, after the passage of 123 days following the deposit, the trust fund will not be subject to the effect of Section 547 of the U.S. Bankruptcy Code or Section 15 of the New York Debtor and Creditor Law;

•
immediately after giving effect to that deposit on a pro forma basis, no Event of Default has occurred and is continuing on the date of the deposit or during the period ending on the 123rd day after the date of the deposit, and the deposit will not result in a breach or violation of, or constitute a default under, any other agreement or instrument to which we are a party or by which we are bound; and

•
if at that time the notes of such series are listed on a national securities exchange, we have delivered to the Trustee an opinion of counsel to the effect that such notes will not be delisted as a result of a deposit, defeasance and discharge.

Book-Entry, Delivery and Form

Except as set forth below, the notes will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess of $2,000.

The Global Notes will be deposited upon issuance with the Trustee as custodian for DTC, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for notes in certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes” below.

In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear and Clearstream), which may change from time to time.

Depository Procedures

The following description of the operations of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We and the Trustee take no responsibility for these operations and procedures and urge you to contact the system or their participants directly to discuss these matters.

DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”).

Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through Participants or the Indirect Participants. The ownership of interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it, ownership of interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC

(with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their name, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the Indenture for any purpose.

Payments in respect of the principal of, and interest (including additional interest) and premium, if any, on a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, we and the Trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and all other purposes. Consequently, neither we, the Trustee nor any agent of us or the Trustee has or will have any responsibility or liability for:

(1)
any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2)	any other matter relating to the actions or practices of DTC or any of its Participants or Indirect Participants.

DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or us. Neither we nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the notes, and we and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between Participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counter-party in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets the settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same day fund settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for legended notes in certificated form, and to distribute such notes to its Participants.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)
DTC (a) notifies us that it is unwilling or unable to continue as depositary for the Global Notes, and we fail to appoint a successor depositary, or (b) has ceased to be a clearing agency registered under the Exchange Act;

(2)	at our option, we notify the Trustee in writing that we elect to cause the issuance of the Certificated Notes; or

(3)	there has occurred and is continuing a Default or Event of Default with respect to the notes and DTC requests such exchange.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, interest and liquidated damages, if any) through the paying agent by wire transfer of immediately available funds to the accounts specified by the Global Note holder. We will make all payments of principal, interest and premium and liquidated damages, if any, with respect to Certificated Notes through the paying agent by wire transfer of immediately available funds to the accounts specified by the holders thereof or, if no account is specified, by mailing a check to that holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same Day Funds Settlement System, and any permitted secondary market trading activity in the notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant in DTC will be credited and any crediting of this type will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant in DTC will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Governing Law

The Indenture and notes will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Trustee

AES and its subsidiaries may maintain deposit accounts and conduct other banking transactions with the trustee in the ordinary course of business.

THE EXCHANGE OFFER

General

We hereby offer to exchange a like principal amount of new notes for any or all outstanding old notes on the terms and subject to the conditions set forth in this prospectus and accompanying letter of transmittal.  We often refer to this offer as the “exchange offer.” You may tender some or all of your outstanding old notes pursuant to this exchange offer. As of the date of this prospectus, $1.0 billion aggregate principal amount of the old notes is outstanding. Our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain conditions set forth hereunder.

Purpose and Effect of the Exchange Offer

In connection with the offering of the old notes, which was consummated on June 15, 2011, we entered into a registration rights agreement with the initial purchasers of the old notes, under which we agreed:

(1)
to file a registration statement prior to 365 days after the closing of the offering of the old notes with respect to an offer to exchange the old notes for a new issue of notes, with terms substantially the same as of the old notes but registered under the Securities Act; and to use our commercially reasonable efforts to cause the registration statement to be declared effective by the SEC; and

(3)	to use our commercially reasonable efforts to consummate the exchange offer and issue the new notes on or prior to 425 business days after the closing of the old notes offering.

If (i) the exchange offer is not consummated on or prior to the 425th calendar day following the issuance date, (ii) a shelf registration statement applicable to any notes pursuant to the registration rights agreement is not filed or declared effective when required, or (iii) a registration statement applicable to any notes is declared effective as required but thereafter fails to remain effective or usable in connection with resales for more than 120 calendar days in the aggregate in any twelve month period (each such event referred to in clauses (i) through (iii) above, a “Registration Default”), we will pay additional interest in cash to each holder of such notes in an amount equal to 0.25% per annum of the aggregate principal amount of such notes for the period immediately following the occurrence of the Registration Default until such time as no Registration Default is in effect, which rate shall increase by 0.25% per annum for each subsequent 90-day period during which such Registration Default continues up to a maximum of 0.50% per annum. Following the cure of all Registration Defaults, additional interest will cease to accrue and the interest rate on such notes will revert to the original rate; provided, however, that, if after the date such additional interest cease to accrue, a different Registration Default occurs, additional interest may again commence accruing pursuant to the foregoing provisions. Once we complete this exchange offer, we will no longer be required to pay additional interest on the old notes.

The exchange offer is not being made to, nor will we accept tenders for exchange from, holders of old notes in any jurisdiction in which the exchange offer or acceptance of the exchange offer would violate the securities or blue sky laws of that jurisdiction. Furthermore, each holder of old notes that wishes to exchange their old notes for new notes in this exchange offer will be required to make certain representations as set forth herein.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer.  Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•
When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal;

•
For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof;

•
We will keep the exchange offer open for not less than 30 calendar days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes.  We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•
The exchange offer expires at midnight, New York City time, on                 , 2012; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open.  The term “expiration date” means                , 2012 or, if extended by us, the latest time and date to which the exchange offer is extended.

•
As of the date of this prospectus, $1.0 billion aggregate principal amount of the old notes is outstanding.  The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•
We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below.  During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised.  Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•
We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied.  In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•
We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly.  If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.  Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to the Dow Jones News Service or other similar news service.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•
Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreement.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “—Resales of the New Notes.”

Important rules concerning the exchange offer

You should note that:

•
All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by The AES Corporation in its sole discretion, which determination shall be final and binding.

•
We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•
We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer.  Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•
Neither The AES Corporation, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

What to submit and how

If you, as the registered holder of an old security, wish to tender your old notes for exchange in the exchange offer, you must transmit a properly completed and duly executed letter of transmittal to Wells Fargo Bank, N.A. at the address set forth below under “Exchange Agent” on or prior to the expiration date.

In addition,

(1)	certificates for old notes must be received by the exchange agent along with the letter of transmittal or

(2)
a timely confirmation of a book-entry transfer of old notes, if such procedure is available, into the exchange agent’s account at DTC using the procedure for book-entry transfer described below, must be received by the exchange agent prior to the expiration date, or

(3)	you must comply with the guaranteed delivery procedures described below.

The method of delivery of old notes, letters of transmittal and notices of guaranteed delivery is at your election and risk.  If delivery is by mail, we recommend that registered mail, properly insured, with return receipt requested, be used.  In all cases, sufficient time should be allowed to assure timely delivery.  No letters of transmittal or old notes should be sent to The AES Corporation.

How to sign your letter of transmittal and other documents

Signatures on a letter of transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless the old notes being surrendered for exchange are tendered

(1)	by a registered holder of the old notes who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

(2)	for the account of an eligible institution.

If signatures on a letter of transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, the guarantees must be by any of the following eligible institutions:

•	a firm which is a member of a registered national securities exchange or a member of the Financial Industry Regulatory Authority Inc. or

•	a commercial bank or trust company having an office or correspondent in the United States

If the letter of transmittal is signed by a person or persons other than the registered holder or holders of old notes, the old notes must be endorsed or accompanied by appropriate powers of attorney, in either case signed exactly as the name or names of the registered holder or holders that appear on the old notes and with the signature guaranteed.

If the letter of transmittal or any old notes or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers or corporations or others acting in a fiduciary or representative capacity, the person should so indicate when signing and, unless waived by The AES Corporation, proper evidence satisfactory to The AES Corporation of its authority to so act must be submitted.

Acceptance of Old Notes for Exchange; Delivery of New Notes

Once all of the conditions to the exchange offer are satisfied or waived, we will accept, promptly after the expiration date, all old notes properly tendered and will issue the new notes promptly after the expiration of the exchange offer.  See “Conditions to the Exchange Offer” below.  For purposes of the exchange offer, our giving of oral or written notice of our acceptance to the exchange agent will be considered our acceptance of the exchange offer.

In all cases, we will issue new notes in exchange for old notes that are accepted for exchange only after timely receipt by the exchange agent of:

•	certificates for old notes, or

•	a timely book-entry confirmation of transfer of old notes into the exchange agent’s account at DTC using the book-entry transfer procedures described below, and

•	a properly completed and duly executed letter of transmittal.

If we do not accept any tendered old notes for any reason included in the terms and conditions of the exchange offer or if you submit certificates representing old notes in a greater principal amount than you wish to exchange, we will return any unaccepted or non-exchanged old notes without expense to the tendering holder or, in the case of old notes tendered by book-entry transfer into the exchange agent’s account at DTC using the book-entry transfer procedures described below, non-exchanged old notes will be credited to an account maintained with DTC promptly following the expiration or termination of the exchange offer.

Book-Entry Transfer

The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus.  Any financial institution that is a participant in DTC’s systems may make book-entry delivery of old notes by causing DTC to transfer old notes into the exchange agent’s account in accordance with DTC’s Automated Tender Offer Program procedures for transfer.  However, the exchange for the old notes so tendered will only be made after timely confirmation of book-entry transfer of old notes into the exchange agent’s account, and timely receipt by the exchange agent of an agent’s message, transmitted by DTC and received by the exchange agent and forming a part of a book-entry confirmation.  The agent’s message must state that DTC has received an express acknowledgment from the participant tendering old notes that are the subject of that book-entry confirmation that the participant has received and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against that participant.

Although delivery of old notes may be effected through book-entry transfer into the exchange agent’s account at DTC, the letter of transmittal, or a facsimile copy, properly completed and duly executed, with any required signature guarantees, must in any case be delivered to and received by the exchange agent at its address listed under “—Exchange Agent” on or prior to the expiration date.

If your old notes are held through DTC, you must complete a form called “instructions to registered holder and/or book-entry participant,” which will instruct the DTC participant through whom you hold your securities of your intention to tender your old notes or not tender your old notes.  Please note that delivery of documents to DTC in accordance with its procedures does not constitute delivery to the exchange agent and we will not be able to accept your tender of securities until the exchange agent receives a letter of transmittal and a book-entry confirmation from DTC with respect to your securities.  A copy of that form is available from the exchange agent.

Guaranteed Delivery Procedures

If you are a registered holder of old notes and you want to tender your old notes but your old notes are not immediately available, or time will not permit your old notes to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected if:

•	the tender is made through an eligible institution,

•
prior to the expiration date, the exchange agent receives, by facsimile transmission, mail or hand delivery, from that eligible institution a properly completed and duly executed letter of transmittal and notice of guaranteed delivery, substantially in the form provided by us, stating:

o	the name and address of the holder of old notes;

o	the amount of old notes tendered;

o	the tender is being made by delivering that notice; and

o
guaranteeing that within three New York Stock Exchange trading days after the date of execution of the notice of guaranteed delivery, the certificates of all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, will be deposited by that eligible institution with the exchange agent, and

•
the certificates for all physically tendered old notes, in proper form for transfer, or a book-entry confirmation, as the case may be, are received by the exchange agent within three New York Stock Exchange trading days after the date of execution of the Notice of Guaranteed Delivery.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date.

For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at one of the addresses listed below under “Exchange Agent.”  Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn,

•	the old notes to be withdrawn,

•	the principal amount of the old notes to be withdrawn,

•	if certificates for old notes have been delivered to the exchange agent, the name in which the old notes are registered, if different from that of the withdrawing holder,

•
if certificates for old notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of those certificates, you must also submit the serial numbers of the particular certificates to be withdrawn and a signed notice of withdrawal with signatures guaranteed by an eligible institution unless you are an eligible institution, and

•
if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties.  Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the expiration of the exchange offer, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition.  Our failure at any time to exercise the foregoing rights  shall not be considered a waiver by us of that right.  Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time prior to the expiration of the exchange offer.

Exchange Agent

Wells Fargo Bank, N.A. has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for notices of guaranteed delivery should be directed to the exchange agent, addressed as follows:

Deliver To:

By Registered or Certified Mail:
Wells Fargo Bank, N.A.
MAC - N9303-121
Corporate Trust Operations
P.O. Box 1517
Minneapolis, MN  55480-1517

By Overnight Delivery or Regular Mail:
Wells Fargo Bank, N.A
MAC - N9303-121
Corporate Trust Operations
Sixth Street & Marquette Avenue
Minneapolis, MN  55479

Facsimile Transmissions:
(612) 667-6282
Attn:  Bondholder Communications

To Confirm by Email:
bondholdercommunications@wellsfargo.com

To Confirm by Telephone
or for Information:
(800) 344-5128
Attn:  Bondholder Communications

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by our officers, regular employees and affiliates.  We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders.  We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer.  However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer.

The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be $310,000.

Accounting Treatment

We will record the new notes in our accounting records at the same carrying value as the old notes, which is the aggregate principal amount as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the consummation of this exchange offer.  We will capitalize the expenses of this exchange offer and amortize them over the life of the notes.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act.  The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of The AES Corporation or who intends to participate in the exchange offer for the purpose of distributing the new notes:

(1)	will not be able to rely on the interpretation of the staff of the SEC,

(2)	will not be able to tender its old notes in the exchange offer and

(3)
must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

By executing, or otherwise becoming bound by, the Letter of Transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate”;

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)
it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreement, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

Failure to Exchange

Holders of old notes who do not exchange their old notes for new notes under the exchange offer will remain subject to the restrictions on transfer of such old notes as set forth in the legend printed on the notes as a consequence of the issuance of the old notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws, and otherwise set forth in the confidential offering memorandum distributed in connection with the private offering of the old notes.

Other

Participating in the exchange offer is voluntary, and you should carefully consider whether to accept. You are strongly urged to consult your financial, legal and tax advisors in making your own decision on what action to take.

MATERIAL UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OFFER

The exchange of old notes for new notes in the exchange offer will not result in any United States federal income tax consequences to holders.  When a holder exchanges an old security for a new security in the exchange offer, the holder will have the same adjusted basis and holding period in the new security as in the old security immediately before the exchange.

Persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

PLAN OF DISTRIBUTION

Each broker-dealer that receives new notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of new notes.  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes where old notes were acquired as a result of market-making activities or other trading activities.  We have agreed that, for a period of 90 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any resale of new notes received by it in exchange for old notes.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

•	in the over-the-counter market;

•	in negotiated transactions;

•	through the writing of options on the new notes; or

•	a combination of those methods of resale,

at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices.

Any resale may be made:

•	directly to purchasers; or

•	to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any new notes.

Any broker-dealer that resells new notes that were received by it for its own account in the exchange offer and any broker or dealer that participates in a distribution of those new notes may be considered to be an “underwriter” within the meaning of the Securities Act.  Any profit on any resale of those new notes and any commission or concessions received by any of those persons may be considered to be underwriting compensation under the Securities Act.  The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 90 days after the expiration date, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests those documents in the letter of transmittal.  We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the securities, including any broker-dealers, against some liabilities, including liabilities under the Securities Act.

VALIDITY OF SECURITIES

Davis Polk & Wardwell LLP will opine for us on whether the new notes are valid and binding obligations of The AES Corporation.

EXPERTS

The consolidated financial statements of The AES Corporation for the year ended December 31, 2011 appearing in The AES Corporation’s Current Report (Form 8-K) filed on June 26, 2012 (including schedules appearing therein), and the effectiveness of The AES Corporation’s internal control over financial reporting as of December 31, 2011 (excluding the internal control over financial reporting of DPL Inc.), have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, which as to the report on the effectiveness of The AES Corporation’s internal control over financial reporting included in The AES Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2011 contains an explanatory paragraph describing the above referenced exclusion of DPL Inc. from the scope of such firm's audit of internal control over financial reporting, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements and Schedule II – “Valuation and Qualifying Accounts” of DPL Inc. as of December 31, 2010 and 2009, and for each of the years in the three-year period ended December 31, 2010, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere (incorporated by reference) herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and special reports, proxy statements and other information with the SEC. We have filed with the SEC, Washington, D.C. 20549, a registration statement on Form S-4 under the Securities Act with respect to our offering of the new notes. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto.  For further information with respect to the company and the new notes, reference is made to the registration statement, the exhibits and any schedules filed therewith and the documents incorporated by reference herein. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance, if such contract or document is filed as an exhibit, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each statement being qualified in all respects by such reference. A copy of the registration statement and the documents incorporated by reference herein, including the exhibits and schedules thereto, may be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet website that contains reports, proxy statements and other information about issuers, like us, that file electronically with the SEC.  The address of that site is at http://www.sec.gov.

If for any reason we are not required to comply with the reporting requirements of the Exchange Act, as amended, we are still required under the indenture to furnish the holders of the new notes with the information, documents and other reports specified in Sections 13 and 15(d) of the Exchange Act.  In addition, we have agreed that, for so long as any notes remain outstanding, we will furnish to the holders of the notes and to securities analysts and prospective investors, upon their request, the information required to be delivered by Rule 144A(d)(4) under the Securities Act. Any such requests should be directed to us at: The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203, Phone: (703) 522-1315, Attention: Assistant General Counsel.

We also maintain an Internet site at http://www.aes.com/. Our website and the information contained therein or connected thereto shall not be deemed to be a part of this prospectus or the registration statement of which it forms a part.

THE AES CORPORATION

Offer to Exchange

7.375% Senior Notes due 2021
for
New 7.375% Senior Notes due 2021

Until              , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus.  This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters with respect to their unsold allotments or subscriptions.

PROSPECTUS

               , 2012

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Under the By-Laws of The AES Corporation (the "Company"), and in accordance with Section 145 of the Delaware General Corporation Law ("GCL"), the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than any action or suit by or in the right of the Company to procure a judgment in its favor, which is hereinafter referred to as a "derivative action") by reason of the fact that such person is or was a director, officer or employee of the Company, or is or was serving in such capacity or as an agent at the request of the Company for another entity, to the full extent authorized by Delaware law, against expenses (including, but not limited to, attorneys' fees), judgments, fines and amounts actually and reasonably incurred in connection with the defense or settlement of such action, suit or proceeding if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe was unlawful. Agents of the Company may be similarly indemnified, at the discretion of the Board of Directors.

Under Section 145 of the GCL, a similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to expenses (including attorneys' fees) incurred in connection with the defense or settlement of such an action and then, where the person is adjudged to be liable to the Company, only if and to the extent that the Court of Chancery of the State of Delaware or the court in which such action was brought determines that such person is fairly and reasonably entitled to such indemnity and only for such expenses as the court shall deem proper.

Pursuant to Company's By-Laws, a person eligible for indemnification may have the expenses incurred in connection with any matter described above paid in advance of a final disposition by the Company. However, such advances will only be made upon the delivery of an undertaking by or on behalf of the indemnified person to repay all amounts so advanced if it is ultimately determined that such person is not entitled to indemnification.

In addition, under the Company's By-Laws, the Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company or of another corporation against any liability asserted against and incurred by such person in such capacity, or arising out of the person's status as such whether or not the Company would have the power or the obligation to indemnify such person against such liability under the provisions of the Company's By-Laws.

The Registration Rights Agreement filed as Exhibit 4.(p) to this Registration Statement provides for indemnification of directors and officers of The AES Corporation by the initial purchasers against certain liabilities.

Item 21.  Exhibits and Financial Statement Schedules

Exhibit No.	Document
3.1	Sixth Restated Certificate of Incorporation of The AES Corporation is incorporated herein by reference to Exhibit 3.1 of the Company’s Form 10-K for the year ended December 31, 2008.

Exhibit No.	Document
3.2	By-Laws of The AES Corporation, as amended and incorporated herein by reference to Exhibit 3.1 of the Company’s Form 8-K filed on August 11, 2009.
4
There are numerous instruments defining the rights of holders of long-term indebtedness of the Registrant and its consolidated subsidiaries, none of which exceeds ten percent of the total assets of the Registrant and its subsidiaries on a consolidated basis. The Registrant hereby agrees to furnish a copy of any of such agreements to the Commission upon request. Since these documents are not required filings under Item 601 of Regulation S-K, the Company has elected to file certain of these documents as Exhibits 4.(a)—4.(o).

4.(a)
Junior Subordinated Indenture, dated as of March 1, 1997, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association (formerly known as The First National Bank of Chicago) is incorporated herein by reference to Exhibit 4.(a) of the Company’s Form 10-K for the year ended December 31, 2008.

4.(b)
Third Supplemental Indenture, dated as of October 14, 1999, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association is incorporated herein by reference to Exhibit 4.(b) of the Company’s Form 10-K for the year ended December 31, 2008.

4.(c)
Senior Indenture, dated as of December 8, 1998, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association (formerly known as The First National Bank of Chicago) is incorporated herein by reference to Exhibit 4.01 of the Company’s Form 8-K filed on December 11, 1998 (SEC File No. 001-12291).

4.(d)
Form of Second Supplemental Indenture, dated as of June 11, 1999, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association (formerly known as The First National Bank of Chicago) is incorporated herein by reference to Exhibit 4.01 of the Company’s Form 8-K filed on June 11, 1999 (SEC File No. 001-12291).

4.(e)
Third Supplemental Indenture, dated as of September 12, 2000, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association is incorporated herein by reference to Exhibit 4.(e) of the Company’s Form 10-K for the year ended December 31, 2008.

4.(f)
Form of Fifth Supplemental Indenture, dated as of February 9, 2001, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association is incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on February 8, 2001 (SEC File No. 001-12291).

4.(g)
Form of Sixth Supplemental Indenture, dated as of February 22, 2001, between The AES Corporation and Wells Fargo Bank, National Association, as successor to Bank One, National Association is incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on February 21, 2001 (SEC File No. 001-12291).

4.(h)
Ninth Supplemental Indenture, dated as of April 3, 2003, between The AES Corporation and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association) is incorporated herein by reference to Exhibit 4.6 of the Company’s Form S-4 filed on December 7, 2007.

4.(i)
Form of Tenth Supplemental Indenture, dated as of February 13, 2004, between The AES Corporation and Wells Fargo Bank, National Association (as successor by consolidation to Wells Fargo Bank Minnesota, National Association) is incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on February 13, 2004 (SEC File No. 001-12291).

4.(j)
Eleventh Supplemental Indenture, dated as of October 15, 2007, between The AES Corporation and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 4.7 of the Company’s Form S-4 filed on December 7, 2007.

4.(k)
Twelfth Supplemental Indenture, dated as of October 15, 2007, between The AES Corporation and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 4.8 of the Company’s Form S-4 filed on December 7, 2007.

Exhibit No.	Document
4.(l)
Thirteenth Supplemental Indenture, dated as of May 19, 2008, between The AES Corporation and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 4.(l) of the Company’s Form 10-K for the year ended December 31, 2008.

4.(m)
Fourteenth Supplemental Indenture, dated as of April 2, 2009, between The AES Corporation and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 99.1 of the Company’s Form 8-K filed on April 2, 2009.

4.(n)
Fifteenth Supplemental Indenture, dated as of June 15, 2011, between The AES Corporation and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 4.3 of the Company’s Form 8-K filed on June 15, 2011.

4.(o)
Indenture, dated October 3, 2011, between Dolphin Subsidiary II, Inc. and Wells Fargo Bank, National Association is incorporated herein by reference to Exhibit 4.1 of the Company’s Form 8-K filed on October 5, 2011.

4.(p)
Registration Rights Agreement, dated June 15, 2011, between The AES Corporation and the initial purchasers party thereto is incorporated herein by reference to Exhibit 4.(p) of the Registration Statement on Form S-4 filed on March 27, 2012.

5	Opinion of Davis Polk & Wardwell LLP with respect to the new securities is incorporated herein by reference to Exhibit 5 of the Registration Statement on Form S-4 filed on March 27, 2012.
10.1
The AES Corporation Profit Sharing and Stock Ownership Plan are incorporated herein by reference to Exhibit 4(c)(1) of the Registration Statement on Form S-8 (Registration No. 33-49262) filed on July 2, 1992.

10.2
The AES Corporation Incentive Stock Option Plan of 1991, as amended, is incorporated herein by reference to Exhibit 10.30 of the Company’s Form 10-K for the year ended December 31, 1995 (SEC File No. 00019281).

10.3	Applied Energy Services, Inc. Incentive Stock Option Plan of 1982 is incorporated herein by reference to Exhibit 10.31 of the Registration Statement on Form S-1 (Registration No. 33-40483).
10.4
Deferred Compensation Plan for Executive Officers, as amended, is incorporated herein by reference to Exhibit 10.32 of Amendment No. 1 to the Registration Statement on Form S-1(Registration No. 33-40483).

10.5	Deferred Compensation Plan for Directors is incorporated herein by reference to Exhibit 10.9 of the Company’s Form 10-Q for the quarter ended March 31, 1998 (SEC File No. 001-12291).
10.6
The AES Corporation Stock Option Plan for Outside Directors as amended is incorporated herein by reference to Appendix C of the Registrant’s 2003 Proxy Statement filed on March 25, 2003 (SEC File No. 001-12291).

10.7	The AES Corporation Supplemental Retirement Plan is incorporated herein by reference to Exhibit 10.63 of the Company’s Form 10-K for the year ended December 31, 1994 (SEC File No. 00019281).
10.7A
Amendment to The AES Corporation Supplemental Retirement Plan, dated March 13, 2008 is incorporated herein by reference to Exhibit 10.9.A of the Company’s Form 10-K for the year ended December 31, 2007.

10.8	The AES Corporation 2001 Stock Option Plan is incorporated herein by reference to Exhibit 10.12 of the Company’s Form 10-K for the year ended December 31, 2000 (SEC File No. 001-12291).
10.9
Second Amended and Restated Deferred Compensation Plan for Directors is incorporated herein by reference to Exhibit 10.13 of the Company’s Form 10-K for the year ended December 31, 2000 (SEC File No. 001-12291).

10.10	The AES Corporation 2001 Non-Officer Stock Option Plan is incorporated herein by reference to Exhibit 10.12 of the Company’s Form 10-K for the year ended December 31, 2002 (SEC File No. 001-12291).
10.10A
Amendment to the 2001 Stock Option Plan and 2001 Non-Officer Stock Option Plan, dated March 13, 2008 is incorporated herein by reference to Exhibit 10.12.A of the Company’s Form 10-K for the year ended December 31, 2007.

Exhibit No.	Document
10.11	The AES Corporation 2003 Long Term Compensation Plan, as amended and restated on April 22, 2010, is incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 27, 2010.
10.12
Form of AES Nonqualified Stock Option Award Agreement under The AES Corporation 2003 Long Term Compensation Plan (Outside Directors) is incorporated herein by reference to Exhibit 10.2 of the Company’s Form 8-K filed on April 27, 2010.

10.13
Form of AES Performance Stock Unit Award Agreement under The AES Corporation 2003 Long Term Compensation Plan is incorporated herein by reference to Exhibit 10.13 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.14
Form of AES Restricted Stock Unit Award Agreement under The AES Corporation 2003 Long Term Compensation Plan is incorporated herein by reference to Exhibit 10.14 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.15
Form of AES Performance Unit Award Agreement under The AES Corporation 2003 Long Term Compensation Plan is incorporated herein by reference to Exhibit 10.15 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.16
Form of AES Nonqualified Stock Option Award Agreement under The AES Corporation 2003 Long Term Compensation Plan is incorporated herein by reference to Exhibit 10.16 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.17
The AES Corporation Restoration Supplemental Retirement Plan, as amended and restated, dated December 29, 2008 is incorporated herein by reference to Exhibit 10.15 of the Company’s Form 10-K for the year ended December 31, 2008.

10.18
The AES Corporation International Retirement Plan, as amended and restated on December 29, 2008 is incorporated herein by reference to Exhibit 10.16 of the Company’s Form 10-K for the year ended December 31, 2008.

10.19
The AES Corporation Severance Plan, as amended and restated on October 28, 2011, is incorporated herein by reference to Exhibit 10.19 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.20	The AES Corporation Executive Severance Plan dated October 6, 2011 is incorporated herein by reference to Exhibit 10.3 of the Company’s Form 10-Q for the period ended September 30, 2011.
10.21	The AES Corporation Performance Incentive Plan, as amended and restated on April 22, 2010 is incorporated herein by reference to Exhibit 10.4 of the Company’s Form 8-K filed on April 27, 2010.
10.22
The AES Corporation Deferred Compensation Program For Directors dated February 17, 2012, is incorporated herein by reference to Exhibit 10.22 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.23	The AES Corporation Amended and Restated Employment Agreement with Paul Hanrahan is incorporated herein by reference to Exhibit 99.1 of the Company’s Form 8-K filed on December 31, 2008.
10.24	The AES Corporation Amended and Restated Employment Agreement with Victoria D. Harker is incorporated herein by reference to Exhibit 99.2 of the Company’s Form 8-K filed on December 31, 2008.
10.25	The AES Corporation Employment Agreement with Andrés Gluski is incorporated herein by reference to Exhibit 99.3 of the Company’s Form 8-K filed on December 31, 2008.
10.26
Separation Agreement, between Paul T. Hanrahan and The AES Corporation dated September 4, 2011 is incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended September 30, 2011.

10.27	Mutual Agreement, between Andrés Gluski and The AES Corporation dated October 7, 2011 is incorporated by reference to Exhibit 10.2 of the Company’s Form 10-Q for the period ended September 30, 2011.

Exhibit No.	Document
10.28
Amendment No. 2 to the Fourth Amended and Restated Credit and Reimbursement Agreement dated as of July 29, 2010 among the Company, the Subsidiary Guarantors, Citicorp USA, Inc., as Administrative Agent, Citibank N.A. as Collateral Agent and various lenders named therein is incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on July 30, 2010.

10.28A
Fifth Amended and Restated Credit and Reimbursement Agreement dated as of July 29, 2010 among The AES Corporation, a Delaware corporation, the Subsidiary Guarantors listed herein, the Banks listed on the signature pages thereof, Citicorp USA, Inc., as Administrative Agent, Citibank, N.A. as Collateral Agent, Citigroup Global Markets Inc., as Lead Arranger and Book Runner, Banc of America Securities LLC, as Lead Arranger and Book Runner and Co-Syndication Agent, Barclays Capital, as Lead Arranger and Book Runner and Co-Syndication Agent, RBS Securities Inc., as Lead Arranger and Book Runner and Co-Syndication Agent, RBS Securities Inc., as lead Arranger and Book Runner and Co-Syndication Agent, and Union Bank, N.A., as Lead Arranger and Book Runner and Co-Syndication Agent is incorporated herein by reference to Exhibit 10.1.A of the Company’s Form 8-K filed on July 30, 2010.

10.28B
Appendices and Exhibits to the Fifth Amended and Restated Credit and Reimbursement Agreement, dated as of July 29, 2010 is incorporated herein by reference to Exhibit 10.1.B of the Company’s Form 8-K filed on July 30, 2010.

10.28C
Exhibits B-1-B-7 to the Fifth Amended and Restated Credit and Reimbursement Agreement, dated as of July 29, 2010 are incorporated herein by reference to Exhibits 10.1.N-10.1.T of the Company’s Form 10-Q for the period ending June 30, 2009.

10.28D
Amendment No.1 to and Waiver Under the Fifth Amended and Restated Credit and Reimbursement Agreement dated January 13, 2012, is incorporated herein by reference to Exhibit 10.28D of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

10.29
Collateral Trust Agreement dated as of December 12, 2002 among The AES Corporation, AES International Holdings II, Ltd., Wilmington Trust Company, as corporate trustee and Bruce L. Bisson, an individual trustee is incorporated herein by reference to Exhibit 4.2 of the Company’s Form 8-K filed on December 17, 2002 (SEC File No. 001-12291).

10.30
Security Agreement dated as of December 12, 2002 made by The AES Corporation to Wilmington Trust Company, as corporate trustee and Bruce L. Bisson, as individual trustee is incorporated herein by reference to Exhibit 4.3 of the Company’s Form 8-K filed on December 17, 2002 (SEC File No. 001-12291).

10.31
Charge Over Shares dated as of December 12, 2002 between AES International Holdings II, Ltd. and Wilmington Trust Company, as corporate trustee and Bruce L. Bisson, as individual trustee is incorporated herein by reference to Exhibit 4.4 of the Company’s Form 8-K filed on December 17, 2002 (SEC File No. 001-12291).

10.32
Stock Purchase Agreement between The AES Corporation and Terrific Investment Corporation dated November 6, 2009 is incorporated herein by reference to Exhibit 10.1 of the Company’s form 8-K filed on November 11, 2009.

10.33
Stockholder Agreement between The AES Corporation and Terrific Investment Corporation dated March 12, 2010 is incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on March 15, 2010.

10.34
Agreement and Plan of Merger, dated April 19, 2011, by and among The AES Corporation, DPL Inc. and Dolphin Sub, Inc. is incorporated herein by reference to Exhibit 2.1 of the Company’s Form 8-K filed on April 20, 2011.

10.35
Credit Agreement dated as of May 27, 2011 among The AES Corporation, as borrower, the banks listed therein and Bank of America, N.A., as administrative agent is incorporated herein by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 1, 2011.

12
Statement of computation of ratio of earnings to fixed charges is incorporated herein by reference to Exhibit 12 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).

Exhibit No.	Document
21	Subsidiaries of The AES Corporation is incorporated herein by reference to Exhibit 21 of the Company’s Form 10-K for the year ended December 31, 2011 (SEC File No. 001-12291).
23.1	Consent of Independent Registered Public Accounting Firm, Ernst & Young LLP (filed herewith).
23.2	Consent of Independent Registered Public Accounting Firm, KPMG LLP (filed herewith).
23.3	Consent of Davis Polk & Wardwell LLP (contained in their opinion in Exhibit 5).
24	Powers of Attorney is incorporated herein by reference to Exhibit 24 of the Registration Statement on Form S-4 filed on March 27, 2012.
25	Statement of Eligibility of Wells Fargo Bank, N.A., as Trustee, on Form T-1 is incorporated herein by reference to Exhibit 25 of the Registration Statement on Form S-4 filed on March 27, 2012.
99.1	Form of Letter of Transmittal is incorporated herein by reference to Exhibit 99.1 of the Registration Statement on Form S-4 filed on March 27, 2012.

Item 22.  Undertakings

(a)   The undersigned hereby undertakes:

(1)   To file during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)  to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)  That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(4)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)   That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6)   That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by one of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c)    The undersigned hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means.  This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(d)    The undersigned hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The AES Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Arlington, State of Virginia, on June 26 , 2012.

The AES Corporation

By:	/s/ Mary E. Wood
	Name:	Mary E. Wood
	Title:	Vice President, Controller and Interim Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

*	President, Chief Executive Officer	June 26 , 2012
Andrés Gluski	(Principal Executive Officer) and Director

*	Director	June 26 , 2012
Samuel W. Bodman, III

*	Director	June 26 , 2012
Zhang Guobao

*	Director	June 26 , 2012
Kristina Johnson

*	Director	June 26 , 2012
Tarun Khanna

*	Director	June 26 , 2012
John A. Koskinen

*	Director	June 26 , 2012
Philip Lader

*	Director	June 26 , 2012
John B. Morse

*	Director	June 26 , 2012
Sandra O. Moose

*	Chairman of the Board and Lead	June 26 , 2012
Philip A. Odeen	Independent Director

*	Director	June 26 , 2012
Charles O. Rossotti

*	Director	June 26 , 2012
Sven Sandstrom

/s/ Mary E. Wood	Vice President, Controller and	June 26 , 2012
Mary E. Wood	Interim Chief Financial Officer
(Principal Financial Officer and Principal Accounting Officer)

By:	/s/ Brian A. Miller	Attorney-in-fact	June 26 , 2012
Brian A. Miller